Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Magnetek, Inc. Director Compensation and Deferral Investment Plan of our reports dated August 31, 2011, and March 15, 2012, with respect to the consolidated financial statements and schedule of Magnetek, Inc. for the fiscal year ended July 3, 2011 and for the transition period from July 4, 2011 through January 1, 2012 included in its annual reports (Form 10-K) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
May 14, 2012